Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-188929 on Form S-8 of our report dated March 13, 2015 relating to the consolidated financial statements of PennyMac Financial Services, Inc., and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the recapitalization and reorganization on May 14, 2013)  appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP
Los Angeles, California
March 13, 2015